Exhibit 10.2



                        AMENDMENT NO. 2
                               TO
                    STOCK PURCHASE AGREEMENT


     This AMENDMENT NO. 2 TO STOCK PURCHASE AGREEMENT (the "Amendment"), dated as of December 15, 1998, is entered into by and among GOLDEN ALUMINUM COMPANY, a Colorado corporation ("GAC"), CROWN CORK & SEAL COMPANY, INC., a Pennsylvania corporation ("Buyer") and ACX TECHNOLOGIES, INC., a Colorado corporation ("Seller") and hereby amends that certain Stock Purchase Agreement, dated as of March 1, 1997, among GAC, Buyer and Seller (as, amended by Amendment No. 1 to Stock Purchase Agreement, the "Agreement"). Capitalized terms not otherwise defined herein shall have the meanings given such terms in the Agreement.


                           BACKGROUND

     Pursuant to the Agreement, Seller sold, subject to Buyer's Stock Put Option, all of the issued and outstanding stock of GAC to Buyer on the terms and conditions set forth therein. The parties wish to extend the period during which Buyer may exercise the Stock Put Option until September 1, 1999. The parties also desire that, if Buyer does not first exercise the Stock Put Option, Buyer shall pay to Seller the Deferred Payment on the earlier of (i) the tenth business day after a Trigger Event and
(ii) September 1, 1999.

     The parties wish to amend the Agreement in the manner set forth below.

                             TERMS

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows.

     1. Deferred Payment. Section 1.3(a) of the Agreement is hereby amended by deleting the first sentence of the existing
Section 1.3(a) of the Agreement and replacing it with the following language:

        Unless Buyer first exercises the Stock Put
        Option (as defined in Section 3.1) pursuant to
        Article III and in accordance with the other terms and conditions of this Agreement, including Section 7.6 hereof, Buyer shall at any time after the Closing but in no event later than the earlier of (i) 10 business days after a Trigger Event (defined below) and
        (ii) September 1, 1999, pay to Seller
        $60,000,000 (the "Primary Deferred Payment") plus the amount of cash or Buyer common stock constituting the Secondary Deferred Payment, as defined below.


     2.   Exercise of the Stock Put Option.  Section 3.2 of the
Agreement is hereby amended by deleting the first sentence and replacing it with the following language:

        Buyer may exercise the Stock Put Option by providing written notice (the "Put Notice") to Seller on or before June 3, 1999.

and by deleting the fifth sentence and replacing it with the following language:

        Also at the Stock Put Closing, Buyer shall deliver (a) a waiver and release (substantially in the form of Exhibit A) of any and all claims
        (other than claims arising directly pursuant to this agreement) Buyer may have, now or in the future against GAC and the Subsidiaries and their respective directors, officers, employees or agents, and (b) a supply contract as required by Section 3.5 below.

     3.   Expiration of the Stock Put Option.  Section 3.3 of the
Stock Purchase Agreement is amended to read in its entirety to read as follows:

        3.3   Expiration of the Stock Put Option.  The
        Stock Put Option and all other rights granted to Buyer under this Article III shall expire at 5 p.m. Mountain Time on the earlier of September 1, 1999 and the date of payment of the Deferred Payment by Buyer.

     4. Access. Section 11.5(b) of the Stock Purchase Agreement is amended in its entirety to read as follows:

        11.5(b)   Access.  After Closing and until the
        earlier of (1) payment of the Deferred Payment or (ii) the Stock Put Closing, Buyer and GAC shall give to Seller's officers, employees, counsels, accountants, other representatives and prospective purchasers of GAC or the included
        Assets, access to and the right to inspect, upon reasonable notice and during normal business hours, all of the premises, properties, assets, records, contracts, and any other document relating to the Business and shall permit them to consult with the officers of GAC, Buyer and accountants, counsel and agents of GAC for the purposes of making such investigation of the Business or any of its assets or property as Seller or any prospective purchaser of GAC shall reasonably desire to make, provided that such investigation shall not unreasonably interfere with the operations of the Business and provided that, prior to any inspection or consultation, such party granted access shall execute a confidentiality agreement in a form acceptable to Buyer. Buyer and GAC shall furnish promptly to Seller all such documents and copies of documents and records and information with respect to the affairs of the Business as Seller shall from time to time reasonably request.

     5. Supply Contract. The Stock Purchase Agreement is amended by adding the following Section 3.5:

        3.5   Supply Contract.  At the Stock Put
        Closing, the parties shall enter into a two year supply contract pursuant to which Buyer shall agree to purchase that quantity of tab stock of a quality satisfactory for Buyer's operations, from the Colorado Mill in such amounts not to exceed 15 million pounds per annum as GAC shall specify to Buyer with reasonable advance written notice from time to time at a price no less favorable to Buyer than GAC provides to any other party and no less favorable to Buyer than the prices for tab stock offered to Buyer by Buyer's other suppliers.

     6. Disclosure of Plans. The Stock Purchase Agreement is amended by adding the following Section 11.5(h):

        11.5(h)   Disclosure of Plans.  Prior to the
        earlier of (i) the Stock Put Closing or (ii) payment of the Deferred Payment, Buyer shall regularly, but not less often than quarterly, provide Seller with all project plans that describe any material additions, supplements, or other modifications to the Colorado Mill, the Texas Mill or any of the Included Assets
        (including, without limitation, the patents and intellectual property rights described in
        Schedule 5.20 and any related additional patents and intellectual property rights that Buyer has acquired or to which it has received a license). If Buyer takes any material actions with respect to either of the Plants or the Included Assets or the intellectual property that has not been described in a plan provided to Seller, it shall furnish the plans to Seller a reasonable time prior to taking such action.

     7. Additional Investment. The Stock Purchase Agreement is amended by adding the following Section 11.5(i):

        11.5(i)   Additional Investment.    Prior to
        the earlier of (i) September 1, 1999 or (ii) the date of the Deferred Payment, Buyer shall have invested not less than $2.1 million to install new castor blocks at the Texas Mill and refurbish the furnaces at the Colorado Mill, all of which shall become the property of GAC or Seller at the Stock Put Closing without payment of additional consideration by Seller;
        provided, however, that in connection with the Stock Put Closing and regardless of the representations set forth on Schedule 7.6 of the Stock Purchase Agreement, Buyer shall make no representations or warranties as to the working order and operating condition and repair of such castor blocks and furnaces.


     8.   Miscellaneous.

        1. Except as specifically set forth in this Amendment, the Stock Purchase Agreement shall remain unaffected. This Amendment may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Amendment shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Amendment or any counterpart to produce or account for any of the other counterparts.

        2. This Amendment shall be governed by and interpreted and enforced in accordance with the laws of the State of Colorado without regard to conflicts of law principles.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 2 to Stock Purchase Agreement on the date first above written.

                              BUYER:

                              CROWN CORK & SEAL COMPANY, INC.



                              By:
                                   Ronald R. Thoma, Executive
                                   Vice President


                              By:
                                   William T. Gallagher,
                                   Assistant Secretary


                              THE COMPANY:

                              GOLDEN ALUMINUM COMPANY



                              By:
                                   Ronald R. Thoma, President


                              SELLER:

                              ACX TECHNOLOGIES, INC.



                              By:
                                   Jeffrey H. Coors
                                   President and Chief Executive
                                   Officer